Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

     MIAMI, FL, November 9, 2009 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2009.
     Third quarter 2009 revenues were $236.7 million, compared to revenues of $145.6 million in the third quarter of 2008. The Company recorded operating income of $37.0 million in the 2009 third quarter, compared to operating income of $37.5 million in the third quarter of 2009. Net income for the 2009 third quarter was $16.2 million, or $0.22 per diluted common share, compared to net income of $14.8 million, or $0.20 per diluted common share, in the 2008 third quarter. The results for the three months ended September 30, 2009 included $6.2 million of a one-time income tax benefit associated with the recognition of a deferred tax asset and $6.1 million of pre-tax charges from changes in the fair value of derivatives embedded within convertible debt. Adjusting for these non-cash items, third quarter 2009 net income was $13.6 million or $0.19 per diluted share. The results for the three months ended September 30, 2008 included $522,000 of pre-tax gains from changes in the fair value of derivatives embedded within convertible debt and pre-tax impairment charges of $7.0 million on a mortgage receivable and long-term investments. Adjusting for these items, the Company’s income for the 2008 third quarter would have been $18.7 million, or $0.25 per diluted common share.
     For the nine months ended September 30, 2009, revenues were $564.7 million, compared to $420.8 million for the first nine months of 2008. The Company recorded operating income of $107.0 million for the 2009 nine-month period, compared to operating income of $99.9 million for the 2009 period. Net income for the 2009 nine-month period was $11.4 million, or $0.16 per diluted common share, compared to net income of $48.3 million, or $0.67 per diluted common share, for the 2008 period. The results for 2009 nine-month period included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, the recognition of the $6.2 million income tax benefit, a pre-tax charge of $18.4 million on extinguishment of debt and $25.8 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, the Company’s net income for the first nine months of 2009 would have been $34.2 million, or $0.47 per diluted common share. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008, $7.8 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges on a mortgage receivable of $4.0 million and long-term investments of $3.0 million. Adjusting for these items, the Company’s net income for the first nine months of 2008 would have been $40.7 million, or $0.56 per diluted common share.

     For the three and nine months ended September 30, 2009, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $236.3 million and $563.3 million, respectively, compared to $144.8 million and $418.8 million for the three and nine months ended September 30, 2008, respectively. Operating income was $43.4 million for the third quarter of 2009 and $125.1 million for the first nine months of 2009, compared to $45.9 million and $127.0 million for the three and nine months ended September 30, 2008, respectively. Adjusting for the one-time gain on the brand transaction, operating income for the nine months ended September 30, 2009 would have been $120.1 million.
Conference Call To Discuss Third Quarter 2009 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, November 10, 2009 at 11:00 A.M. (ET) to discuss third quarter 2009 results. Investors can access the call by dialing 800-859-8150 and entering 497671 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on November 10, 2009 through November 24, 2009. To access the replay, dial 877-656-8905 and enter 68346186 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues*	$236,736	$145,601	$564,746	$420,766

Expenses:
Cost of goods sold*	177,798	84,999	398,088	251,036
Operating, selling, administrative and general expenses	21,966	23,067	63,679	69,809
Gain on brand transaction	—	—	(5,000)	—
Restructuring charges	—	—	1,000	—

Operating income	36,972	37,535	106,979	99,921

Other income (expenses):
Interest and dividend income	51	1,094	277	4,440
Interest expense	(16,808)	(15,515)	(49,968)	(46,025)
Loss on extinguishment of debt	—	—	(18,444)	—
Change in fair value of derivatives embedded within convertible debt	(6,054)	522	(25,845)	7,837
Impairment charges on investments	—	(7,000)	(8,500)	(7,000)
Equity income from non-consolidated real estate businesses	4,712	5,202	5,528	22,706
Other, net	—	(1)	—	(578)

Income before provision for income taxes	18,873	21,837	10,027	81,301
Income tax expense (benefit)	2,654	7,010	(1,346)	33,042

Net income	$16,219	$14,827	$11,373	$48,259

Per basic common share:

Net income applicable to common shares	$0.22	$0.21	$0.16	$0.68

Per diluted common share:

Net income applicable to common shares	$0.22	$0.20	$0.16	$0.67

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

*	Revenues and Cost of goods sold include excise taxes of $119,643, $43,327, $256,813 and $127,050, respectively.